PZENA INVESTMENT MANAGEMENT, INC.
REPORTS RESULTS FOR THE FIRST QUARTER OF 2017

•	2017 revenue was $32.0 million for the first quarter.

•	2017 GAAP operating income was $13.1 million for the first quarter.

•	2017 GAAP diluted earnings per share was $0.12 for the first quarter.

•	Declared a quarterly dividend of $0.03 per share.

NEW YORK, NEW YORK, April 18, 2017 - Pzena Investment Management, Inc. (NYSE: PZN) reported the following U.S. Generally Accepted Accounting Principles (GAAP) and non-GAAP basic and diluted net income and earnings per share for the three months ended March 31, 2017 and 2016 (in thousands, except per-share amounts):

	GAAP Basis		Non-GAAP Basis[2]
	For the Three Months Ended		For the Three Months Ended
	March 31,		March 31,
	2017[1]	2016	2017[1]	2016
	(unaudited)

Basic Net Income	$2,336	$1,622	$2,336	$1,439
Basic Earnings Per Share	$0.13	$0.11	$0.13	$0.09

Diluted Net Income	$8,704	$6,510	$8,704	$6,327
Diluted Earnings Per Share	$0.12	$0.10	$0.12	$0.09

[1] For the three months ended March 31, 2017, no adjustments were made to GAAP earnings, resulting in the same GAAP and non-GAAP measures of earnings.
[2] Please refer to the GAAP to Non-GAAP Reconciliations on Page 11 of this release for a reconciliation to the GAAP financial measures.

GAAP diluted net income and GAAP diluted earnings per share were $8.7 million and $0.12, respectively, for the three months ended March 31, 2017, and $6.5 million and $0.10, respectively, for the three months ended March 31, 2016. The GAAP results for the three months ended March 31, 2016 include items related to the Company's deferred tax asset, valuation allowance and the associated liability to its selling and converting shareholders. Management believes that these accounting items add a measure of non-operational complexity which obscures the underlying performance of the business. In evaluating the results of operations, management also reviews non-GAAP measures of earnings, which are adjusted to exclude these items. As adjusted, non-GAAP diluted net income and non-GAAP diluted earnings per share were $6.3 million and $0.09, respectively, for the three months ended March 31, 2016. No such adjustments were made to the GAAP results for the three months ended March 31, 2017 due to the release of the valuation allowance recorded against the deferred tax assets during the fourth quarter of 2016. GAAP and non-GAAP net income for diluted earnings per share generally assume all operating company membership units are converted into Company stock at the beginning of the reporting period, and the resulting change to Company GAAP and non-GAAP net income associated with its increased interest in the operating company is taxed at the Company's effective tax rate, exclusive of the adjustments noted above and other adjustments. When this conversion results in an increase in earnings per share or a decrease in loss per share, diluted net income and diluted earnings per share are assumed to be equal to basic net income and basic earnings per share for the reporting period.

Management uses the non-GAAP measures to assess the strength of the underlying operations of the business. It believes the non-GAAP measures provide information to better analyze the Company's operations between periods and over time. Investors should consider the non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

Assets Under Management (unaudited)
($ billions)
	For the Three Months Ended			For the Twelve Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2017	2016	2016	2017	2016

Institutional Accounts
Assets
Beginning of Period	$16.9	$15.9	$14.9	$14.5	$15.9
Inflows	0.7	0.5	0.4	2.7	2.5
Outflows	(0.8)	(0.7)	(0.7)	(2.8)	(2.8)
Net Flows	(0.1)	(0.2)	(0.3)	(0.1)	(0.3)
Market Appreciation/(Depreciation)	1.0	1.2	(0.1)	3.4	(1.1)
End of Period	$17.8	$16.9	$14.5	$17.8	$14.5

Retail Accounts
Assets
Beginning of Period Assets	$13.1	$11.5	$11.1	$11.6	$12.0
Inflows	0.8	1.0	0.8	2.2	1.6
Outflows	(0.3)	(0.7)	(0.3)	(2.5)	(1.5)
Net Flows	0.5	0.3	0.5	(0.3)	0.1
Market Appreciation/(Depreciation)	0.6	1.3	—	2.9	(0.5)
End of Period	$14.2	$13.1	$11.6	$14.2	$11.6

Total
Assets
Beginning of Period	$30.0	$27.4	$26.0	$26.1	$27.9
Inflows	1.5	1.5	1.2	4.9	4.1
Outflows	(1.1)	(1.4)	(1.0)	(5.3)	(4.3)
Net Flows	0.4	0.1	0.2	(0.4)	(0.2)
Market Appreciation/(Depreciation)	1.6	2.5	(0.1)	6.3	(1.6)
End of Period	$32.0	$30.0	$26.1	$32.0	$26.1

Financial Discussion

Revenue (unaudited)
($ thousands)
	For the Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016

Institutional Accounts	$22,947	$21,470	$18,997
Retail Accounts	9,097	7,603	6,841
Total	$32,044	$29,073	$25,838

Revenue was $32.0 million for the first quarter of 2017, an increase of 10.2% from $29.1 million for the fourth quarter of 2016 and 24.0% from $25.8 million for the first quarter of 2016.

Included in these amounts for the first quarter of 2017, were performance fees recognized of $0.3 million, an increase from $0.1 million for both the fourth quarter and first quarter of 2016. In general, performance fees are calculated on an annualized basis over the contract's measurement period, which, for the majority of our performance fee arrangements, extends to three years.

Average assets under management for the first quarter of 2017 were $31.3 billion, an increase of 9.8% from $28.5 billion for the fourth quarter of 2016, and an increase of 24.7% from $25.1 billion for the first quarter of 2016. The increase from the fourth quarter and the first quarter of 2016 primarily reflects market appreciation over the periods.

The weighted average fee rate was 0.410% for the first quarter of 2017, compared to 0.408% for the fourth quarter of 2016 and 0.411% for the first quarter of 2016.

The weighted average fee rate for institutional accounts was 0.524% for the first quarter of 2017, decreasing from 0.529% for the fourth quarter of 2016 and from 0.539% for the first quarter of 2016. The decrease from the fourth quarter of 2016 reflects a decrease in performance fees recognized. The decrease from the first quarter of 2016 primarily reflects inflows from large client relationships that generally carry lower fee rates, as well as a decrease in performance fees recognized during the first quarter of 2017.

The weighted average fee rate for retail accounts was 0.265% for the first quarter of 2017, increasing from 0.248% for the fourth quarter of 2016, and from 0.247% for the first quarter of 2016.  These increases reflect an increase in performance fees recognized during the first quarter of 2017. The increase from first quarter of 2016 also reflects an increase in assets in non-U.S. strategies that generally carry higher fee rates. In addition, certain accounts related to one retail client relationship have fulcrum fee arrangements.  These fee arrangements require a reduction in the base fee, or allow for a performance fee if the relevant investment strategy underperforms or outperforms, respectively, the agreed-upon benchmark over the contract's measurement period, which extends to three years.  During the fourth quarter of 2016 a reduction in base fees related to these fee arrangements was recognized, although it did not reflect a full reduction in base fees of accounts with fulcrum fee arrangements. A reduction in base fees was not recognized during the first quarter of 2017 due to improved relative performance, contributing to the increase in weighted average fee rate. To the extent the three-year performance records of these accounts fluctuate relative to their relevant benchmarks, the amount of base fees recognized may vary.

Total operating expenses were $18.9 million for the first quarter of 2017, increasing from $15.4 million for the fourth quarter of 2016 and from $15.5 million for the first quarter of 2016. The changes in operating expenses primarily reflect increases in compensation and benefits expense, as well as an increase in general and administrative expense. Approximately half of the increase in compensation expense from the fourth and first quarters of 2016 reflects an increase in headcount and compensation rates. The remainder of the increase reflects other charges recognized in the first quarter of 2017, which we do not expect to recur during the year. The increase in general and administrative expense from last quarter reflects an increase in professional fees primarily associated with recruiting efforts.

Operating Expenses (unaudited)
($ thousands)
	For the Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016

Compensation and Benefits Expense	$15,622	$12,366	$12,498
General and Administrative Expense	3,325	2,998	3,044
Operating Expenses	$18,947	$15,364	$15,542

As of March 31, 2017, employee headcount was 104, up from 100 at December 31, 2016 and from 90 at March 31, 2016.

The operating margin was 40.9% for the first quarter of 2017, compared to 47.2% for the fourth quarter of 2016, and 39.8% for the first quarter of 2016.

Other income/ (expense) was income of approximately $1.4 million for the first quarter of 2017, an expense of $48.1 million for the fourth quarter of 2016, and an expense of $0.7 million for the first quarter of 2016. Other income/ (expense) includes the gains/ (losses) and other investment income recognized by the Company on its direct investments, the majority of which are held to satisfy obligations under its deferred compensation plan, as well as those recognized by external investors on their investments in investment partnerships that the Company consolidates. A portion of gains/ (losses) and other investment income associated with the investments of outside interests are offset in net income attributable to non-controlling interests. Changes in the liability to selling and converting shareholders associated with changes in the realizability of the deferred tax asset generated an expense of $50.1 million and $0.9 million in the fourth quarter of 2016 and the first quarter of 2016, respectively. The increase in the Company's liability to its selling and converting shareholders during the fourth quarter of 2016 resulted from the release of the valuation allowance recorded against the deferred tax assets described in income tax expense/ (benefit) below. No such changes were recognized during the first quarter of 2017. Details of other income/ (expense), as well as a reconciliation of the related GAAP and non-GAAP measures, are shown below:

Other Income/ (Expense) (unaudited)
($ thousands)
	For the Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016

Net Interest and Dividend Income/ (Expense)	$101	$47	$86
Gains/ (Losses) and Other Investment Income	1,231	1,888	104
Change in Liability to Selling and Converting Shareholders¹	—	(50,064)	(878)
Other Income/ (Expense)	23	22	(30)
GAAP Other Income/ (Expense)	1,355	(48,107)	(718)
Change in Liability to Selling and Converting Shareholders¹	—	50,064	878
Outside Interests of Investment Partnerships²	(270)	(271)	5
Non-GAAP Other Income, Net of Outside Interests	$1,085	$1,686	$165

1 Reflects the change in the liability to the Company’s selling and converting shareholders associated with the deferred tax asset generated by the Company’s initial public offering and subsequent unit conversions.
2 Represents the non-controlling interest allocation of the (income)/ loss of the Company's consolidated investment partnerships to its external investors.

The Company recognized income tax expense of $1.7 million for the first quarter of 2017, income tax benefit of $57.4 million for the fourth quarter of 2016, and income tax expense of $0.2 million for the first quarter of 2016. Income taxes for the fourth quarter of 2016 included $60.0 million in income tax benefit associated with the release of the valuation allowance recorded against the Company's deferred tax asset. Income taxes for the first quarter of 2016 included $1.1 million in income tax benefit associated with changes in the valuation allowance recorded against the Company's deferred tax asset. No changes in the realizability of the deferred tax asset were recorded during the first quarter of 2017.

Excluding changes in the realizability and expected future tax benefits associated with the deferred tax asset recognized during the fourth and first quarters of 2016, the Company has recognized income tax expenses of $1.7 million, $0.6 million, and $1.3 million for the first quarter of 2017, fourth quarter of 2016, and first quarter of 2016, respectively. The increase from the last quarter primarily reflects a $0.7 million benefit associated with the reversal of uncertain tax position liabilities and interest related to unincorporated and other business tax expenses during the fourth quarter of 2016. The increase from the first quarter of 2016 reflects an increase in income before income taxes. Details of the income tax expense/ (benefit), as well as a reconciliation of the related GAAP and non-GAAP measures, are shown below:

Income Tax Expense/ (Benefit) (unaudited)
($ thousands)
	For the Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
GAAP Income Tax Expense/ (Benefit)	$1,726	$(57,413)	$220

Non-GAAP Corporate Income Tax Expense	$1,098	$750	$816
Non-GAAP Unincorporated and Other Business Tax Expenses	628	(147)	465
Non-GAAP Income Tax Expense	1,726	603	1,281
Change in Valuation Allowance[1]	—	(59,960)	(1,061)
Net Adjustment to Deferred Tax Asset[2]	—	1,944	—
GAAP Income Tax Expense/ (Benefit)	$1,726	$(57,413)	$220

1 Reflects the change in the valuation allowance assessed against the deferred tax asset established as part of the Company's initial public offering and subsequent unit conversions.
2 Reflects the net impact of the changes in the Company's deferred tax asset and valuation allowance assessed against the deferred tax asset associated with the changes in expected future tax benefits.

Details of the net income attributable to non-controlling interests of the Company's operating company and consolidated subsidiaries are shown below:

GAAP Non-Controlling Interests (unaudited)
($ thousands)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016

Operating Company Allocation	$10,120	$11,758	$7,741
Outside Interests of Investment Partnerships[1]	270	271	(5)
GAAP Net Income Attributable to Non-Controlling Interests	$10,390	$12,029	$7,736

1 Represents the non-controlling interest allocation of the income/ (loss) of the Company's consolidated investment partnerships to its external investors.

On April 18, 2017, the Company's Board of Directors approved a quarterly dividend of $0.03 per share of its Class A common stock. The following dates apply to the dividend:

Record Date: April 28, 2017

Payment Date: May 18, 2017

During the last twelve months, inclusive of the dividend noted above, the Company declared total dividends of $0.37 per share of its Class A common stock.

First Quarter of 2017 Earnings Call Information

Pzena Investment Management, Inc. (NYSE: PZN) will hold a conference call to discuss the Company's financial results and outlook at 10:00 a.m. ET, Wednesday, April 19, 2017. The call will be open to the public.

Webcast Instructions: To gain access to the webcast, which will be "listen-only," go to the Events page in the Investor Relations area of the Company's website, www.pzena.com.

Teleconference Instructions: To gain access to the conference call via telephone, U.S. callers should dial 844-378-6482; Canada callers should dial 855-669-9657; international callers should dial 412-317-5106. Please reference the Pzena Investment Management call.

Replay: The conference call will be available for replay through May 3, 2017, on the web using the information given above.

About Pzena Investment Management

Pzena Investment Management, LLC, the firm's operating company, is a value-oriented investment management firm. Founded in 1995, Pzena Investment Management has built a diverse, global client base. More firm and stock information is posted at www.pzena.com.

Forward-Looking Statements

This press release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements provide the Company’s current views, expectations, or forecasts of future events and performance, and include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

Among the factors that could cause actual results to differ from those expressed or implied by a forward-looking statement are those described in the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K, as filed with the SEC on March 10, 2017 and in the Company's Quarterly Reports on Form 10-Q as filed with the SEC. In light of these risks, uncertainties, assumptions, and factors, actual results could differ materially from those expressed or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this release.

The Company is not under any obligation and does not intend to make publicly available any update or other revisions to any forward-looking statements to reflect circumstances existing after the date of this release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Contact: Gary Bachman, 212-583-0225 or bachman@pzena.com.

PZENA INVESTMENT MANAGEMENT, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands)

	As of
	March 31,	December 31,
	2017	2016
	(unaudited)
ASSETS
Cash and Cash Equivalents	$20,047	$43,522
Restricted Cash	3,831	3,636
Due from Broker	437	842
Advisory Fees Receivable	29,105	26,326
Investments	25,396	22,310
Prepaid Expenses and Other Assets	2,695	2,079
Deferred Tax Asset	73,726	73,441
Property and Equipment, Net of Accumulated
Depreciation of $2,291 and $2,260, respectively	6,729	6,965
TOTAL ASSETS	$161,966	$179,121

LIABILITIES AND EQUITY
Liabilities:
Accounts Payable and Accrued Expenses	$11,883	$24,648
Due to Broker	635	17
Securities Sold Short, at Fair Value	2,965	2,622
Liability to Selling and Converting Shareholders	65,485	65,485
Deferred Compensation Liability	1,047	4,157
Other Liabilities	1,024	858
TOTAL LIABILITIES	83,039	97,787

Equity:
Total Pzena Investment Management, Inc.'s Equity	28,497	28,493
Non-Controlling Interests	50,430	52,841
TOTAL EQUITY	78,927	81,334
TOTAL LIABILITIES AND EQUITY	$161,966	$179,121

PZENA INVESTMENT MANAGEMENT, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per-share amounts)

	For the Three Months Ended
	March 31,
	2017	2016

REVENUE	$32,044	$25,838

EXPENSES
Compensation and Benefits Expense	15,622	12,498
General and Administrative Expense	3,325	3,044
TOTAL OPERATING EXPENSES	18,947	15,542
Operating Income	13,097	10,296

Other Income/ (Expense)	1,355	(718)

Income Before Taxes	14,452	9,578

Income Tax Expense	1,726	220
Consolidated Net Income	12,726	9,358

Less: Net Income Attributable to Non-Controlling Interests	10,390	7,736

Net Income Attributable to Pzena Investment Management, Inc.	$2,336	$1,622

Earnings per Share - Basic and Diluted Attributable to
Pzena Investment Management, Inc. Common Stockholders:

Net Income for Basic Earnings per Share	$2,336	$1,622
Basic Earnings per Share	$0.13	$0.11
Basic Weighted Average Shares Outstanding	17,361,153	15,192,511

Net Income for Diluted Earnings per Share	$8,704	$6,510
Diluted Earnings per Share	$0.12	$0.10
Diluted Weighted Average Shares Outstanding	70,894,698	68,496,511

PZENA INVESTMENT MANAGEMENT, INC.

GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except share and per-share amounts)

	For the Three Months Ended
	March 31,
	2017	2016

GAAP Net Income	$2,336	$1,622
Change in Liability to Selling and Converting Shareholders	—	878
Change in Valuation Allowance	—	(1,061)
Non-GAAP Net Income	$2,336	$1,439

Basic Weighted Average Shares Outstanding	17,361,153	15,192,511
GAAP Basic Earnings per Share	$0.13	$0.11
Change in Liability to Selling and Converting Shareholders	—	0.05
Change in Valuation Allowance	—	(0.07)
Non-GAAP Basic Earnings per Share	$0.13	$0.09

GAAP Net Income for Diluted Earnings per Share	$8,704	$6,510
Change in Liability to Selling and Converting Shareholders	—	878
Change in Valuation Allowance	—	(1,061)
Non-GAAP Net Income for Diluted Earnings per Share	$8,704	$6,327

Diluted Weighted Average Shares Outstanding	70,894,698	68,496,511
GAAP Diluted Earnings per Share	$0.12	$0.10
Change in Liability to Selling and Converting Shareholders	—	0.01
Change in Valuation Allowance	—	(0.02)
Non-GAAP Diluted Earnings per Share	$0.12	$0.09